UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 24, 2007

VISTA GOLD CORP.

(Exact name of registrant as specified in its charter)

Yukon Territory, Canada	1-9025	Not Applicable
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

7961 Shaffer Parkway, Suite 5, Littleton, CO		80127
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (720) 981-1185

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01               Other Events.

On May 24, 2007, Vista Gold Corp.(“Vista”) issued a press release reporting that its board of directors had determined the fair market value per share of Allied Nevada Gold Corp. (“Allied Nevada”) on May 10, 2007, the effective date of the previously announced plan of arrangement involving Vista, Allied Nevada and Carl and Janet Pescio (the “Arrangement”), was $4.6265.  Although this determination will not be binding on the U.S. Internal Revenue Service or the Canada Revenue Agency, it was necessary to, among other things, determine whether a deemed dividend arose for Canadian tax purposes in respect of the Arrangement.  In light of this determination, Vista has concluded that no deemed dividend arose for Canadian tax purposes in respect of the Arrangement.  Consequently, the shares of Allied Nevada withheld from certain shareholders of Vista at the closing of the Arrangement to satisfy potential withholding tax obligations if a deemed dividend for Canadian tax purposes arose, will be distributed to shareholders from whom they were withheld as soon as practicable.

As previously indicated in the management information and proxy circular of Vista dated October 11, 2006 (the “Circular”), Vista agreed to provide this information to its shareholders after the effective date of the Arrangement.  For more information on this and other tax implications of the Arrangement, securityholders should review the Circular and consult with their own tax advisors.

The press release is furnished as Exhibit 99.1 and is attached hereto.

Item 9.01               Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit 99.1                                    Press Release of Vista Gold Corp. dated May 24, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISTA GOLD CORP.

By:	/s/ Gregory G. Marlier
Gregory G. Marlier
Chief Financial Officer

Date:  May 25, 2007

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